EXHIBIT 99.1

Press release
Location and date	New York, 7 October 2016

World Gold Council Appoints Joseph Cavatoni as

Managing Director, USA and ETFs

Oct. 7, 2016 – The World Gold Council, the market development organization for the gold industry, today announced that it has appointed Joseph Cavatoni, Managing Director USA and ETFs, who joins from Blackrock.

In this role, Mr. Cavatoni will lead the development of new gold-backed financial solutions that complement investors’ core portfolio holdings as well as bring equity research to market. He will also be responsible for all market facing activities for SPDR® Gold Trust (NYSE Arca: GLD), working in close collaboration with State Street Global Markets, the marketing agent for SPDR Gold Trust (“GLD”). Mr. Cavatoni becomes a member of the World Gold Council’s Executive Committee and reports to the CEO, Aram Shishmanian.

World Gold Trust Services (WGTS) is the sponsor of SPDR Gold Trust, the Exchange Traded Fund (ETF) whose shares are traded as SPDR Gold Shares (“GLD”) on the New York Stock Exchange Arca, in addition to exchanges in Singapore, Tokyo, Hong Kong and Mexico. GLD is the leading gold ETF worldwide and currently has assets in excess of $40 billion. Mr. Cavatoni will serve as the Principal Executive Officer of WGTS.

Mr. Cavatoni joined the World Gold Council from BlackRock, where he was the Managing Director responsible for iShares Capital Markets – Americas, and was a member of the firm’s Executive Committee. At BlackRock, Mr. Cavatoni managed relationships with broker-dealers, market makers, exchanges, index providers, clients and managed the iShares plans for the top 15 investment banks. Prior to BlackRock, Mr. Cavatoni worked for UBS Securities and Merrill Lynch.

Commenting on the appointment, Mr. Shishmanian said, “In an environment where gold is increasingly relevant in protecting investors against unprecedented market uncertainty and negative interest rate policies, Joe’s deep knowledge of ETFs and asset management will enable us to develop a new generation of investment solutions, building on the foundation of GLD and significantly expand the investor base.”

“We look forward to working with Joe and his team to continue promoting the potential benefits that gold investing brings to investor portfolios,” said Nick Good, co-head of the Global SPDR Business at State Street Global Advisors. “Joe brings tremendous ETF and capital markets insight to our marketing and distribution efforts around GLD.”

Mr. Cavatoni said, “I am very excited to be building on the strong foundation and track record established by GLD and I’m looking forward to expanding the range of gold-backed solutions we provide to investors.”

ENDS

For further information please contact:

Peter Tulupman

World Gold Council

T: 212 317 3881

E: Peter.Tulupman@gold.org

Brett Philbin

Edelman

T: 212 704 8263

E: Brett.philbin@edelman.com

Note to editors:

World Gold Council

The World Gold Council is the market development organisation for the gold industry. Our purpose is to stimulate and sustain demand for gold, provide industry leadership and be the global authority on the gold market. We focus on policy-related issues, market infrastructure, central banks and investment markets.

We develop gold-backed solutions, together with industry partners, that create structural shifts in demand across key market sectors. We provide insights into the international gold markets, helping people to understand the wealth preservation qualities of gold.

The membership of the World Gold Council includes the world’s leading and most forward thinking gold mining companies.